Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-30882, 333-70608 and 333-119123 on Form S-8 of our report dated October 13, 2008 relating to the consolidated financial statements of Model Reorg, Inc. as of and for the thirteen weeks ended February 2, 2008 and of our report dated February 12, 2008 (except for Note 1, as to which the date is July 24, 2008) relating to the consolidated balance sheets of Model Reorg, Inc. as of October 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended October 31, 2007, 2006 and 2005, which appears in the proxy statement filed July 25, 2008 and are incorporated by reference in this Transition Report on Form 10-K of Perfumania Holdings, Inc.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Certified Public Accountants

New York, New York

October 21, 2008